UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2014

Weatherford International public limited company
(Exact name of registrant as specified in its charter)

Ireland	001-36504	98-0606750
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Bahnhofstrasse 1, 6340 Baar, Switzerland	CH 6340
(Address of principal executive offices)	(Zip Code)

 Registrant’s telephone number, including area code: +41.22.816.1500

N/A
(Former Name, Former Address and Former Fiscal Year, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 30, 2014, Weatherford International plc (“Weatherford”), through a wholly-owned subsidiary, entered into an agreement (the “Acquisition Agreement”) to sell its engineered chemistry and Integrity drilling fluids businesses to LZ Holding Corporation, an affiliate of The Lubrizol Corporation, a Berkshire Hathaway company. The businesses will be sold for $750 million in cash, subject to customary purchase price adjustments, plus a potential increase of $75 million for an earnout that is tied to the post-closing performance of the businesses (the “Divestiture”). The Divestiture is subject to satisfactory completion of certain customary closing conditions, including antitrust regulatory approvals. Upon closing, Weatherford expects to use the proceeds from the closing of the sale to repay debt.

The foregoing description of the Acquisition Agreement does not purport to be complete and is qualified in its entirety by reference to the Acquisition Agreement, a copy of which will be filed with Weatherford’s Annual Report on Form 10-K for the year ended December 31, 2014.

A copy of the press release announcing the Divestiture is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)   The exhibit listed below is furnished pursuant to Item 9.01 of this Form 8-K.

99.1	News release dated December 1, 2014 announcing the Divestiture.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Weatherford International plc
Date: December 1, 2014
/s/ Krishna Shivram
Krishna Shivram
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBIT

Number	Exhibit
99.1	News release dated December 1, 2014 announcing the Divestiture.